Exhibit 3 (ii)
Previous Bylaw
Section 9. Voting by Stockholders in the Election of Directors. Unless otherwise provided in the certificate of incorporation of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.
Revised Bylaw:
Section 9. Voting by Stockholders in the Election of Directors. Unless otherwise provided in the certificate of incorporation of the corporation, each director to be elected by the stockholders shall be elected by a majority of the votes cast at any meeting held for the purpose of the election of directors at which a quorum is present, subject to the following provisions:
     (a) Resignation of Incumbent Director Who Fails to Receive a Majority Vote; Decision to be Publicized if Resignation not Accepted: In any non-contested election of directors, any director nominee who is an incumbent director who receives a greater number of votes “withheld” from his or her election (or “against” or “no” votes) than votes “for” such election shall immediately tender his or her resignation to the Board of Directors, which resignation shall be irrevocable. Thereafter, the Board of Directors shall decide, through a process managed by the Corporate Governance and Nominating Committee (and excluding the nominee in question from all Board and Committee deliberations), whether to accept such resignation within ninety (90) days of the date of such resignation. Absent a compelling reason for the director to remain on the Board (as determined by the Board of Directors), the Board shall accept the resignation from the director. To the extent that the Board determines that there is a compelling reason for the director to remain on the Board and does not accept the resignation, the Board’s explanation of its decision shall be disclosed promptly in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission or in a press release that is widely disseminated.
     (b) Definition of “Compelling Reason”: For purposes of this policy, a “compelling reason” shall be determined by the Board of Directors (excluding the nominee in question from all Board and Committee deliberations) and could include, by way of example and without limitation, situations in which a director nominee was the target of a “vote no” or “withhold” campaign on what the Board believes to be an illegitimate basis, such as racial or gender discrimination, or on the basis of information that the Board of Directors determines to have been false or misleading, or if the resignation would cause the Corporation to be in violation of its constituent documents or regulatory requirements.
     (c) Consequences of the Board’s Acceptance or Non-Acceptance of a Director’s Resignation: If such incumbent director’s resignation is accepted by the Board of Directors, then such director shall immediately cease to be a member of the Board of Directors upon the date of action taken by the Board of Directors to accept such resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting, or until the earlier of his or her subsequent resignation or removal.
     (d) Failure of a Non-Incumbent Director to Win Election: If any nominee for director who is not an incumbent fails to receive a majority vote for his or her election at any meeting for the purpose of the election of directors at which a quorum is present, such candidate shall not be elected and shall not take office.
     (e) Filling Vacancies: If an incumbent director’s resignation is accepted by the Board of Directors pursuant to this Bylaw, or if a non-incumbent nominee for director is not elected, the Board of Directors, may fill any resulting vacancy pursuant to the provisions of Article III, Section 4 of these Bylaws, or may decrease the size of the Board of Directors pursuant to the provisions of Article III, Section 2 of these Bylaws.
     (f) Nominees to Agree in Writing to Abide by this Bylaw: To be eligible for election as a director of the corporation, each nominee (including incumbent directors) must agree in writing in advance to comply with the requirements of this Section 9 of Article II of these Bylaws.
     (g) Majority Vote Defined: For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast with respect to that director’s election. Votes “cast” shall include votes to withhold authority and votes “against” and “no” votes but shall exclude abstentions with respect to a director’s election or with respect to the election of directors in general.
     (h) Vote Standard in Contested Elections: Notwithstanding anything to the contrary contained in this Article II, Section 9 of the Bylaws, in a contested election, a plurality vote standard shall apply. For purposes of this Bylaw, a “contested election” shall mean an election in which the number of candidates for election as directors exceeds the number of director positions to be filled, and plurality vote shall be interpreted by reference to Section 216 of the Delaware General Corporation Law.

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